Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-167807 July 20, 2011

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Home > Portfolio Strategies > Asset Class Solutions > Gold

Gold

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Gold Investment Overview

Gold is a physical asset that is accumulated, rather than consumed. This differentiates it from investment assets such as equities and fixed income instruments (which are claims on future cash flows), other commodities such as oil (which are consumed), and paper money (which can be more easily destroyed). These traits are among the reasons why gold may perform differently than other investments.

Gold Investment Options

Exchange Traded Liquidity

Low Cost

Exposure to Gold

Low Minimum Investment

Gold ETFs

Gold Coins

Futures and Options

Gold Mining Stocks

See details of the gold ETF from iShares

Gold ETFs

Exchange traded products, such as the iShares Gold Trust (), represent an innovation for accessing the gold market. These investment vehicles typically offer the ability for investors to buy and sell their investment in gold through a brokerage account.

Physical Gold (i.e. Gold Coins)

Holding bullion, jewelry, coins and gold certificates provides pure access to gold. These forms of gold exposure, however, generally are not as liquid as holding a security (like a stock or futures contract) and may be impractical or costly to store buy and/or secure.

Derivatives (i.e. Futures, Options)

Derivatives and future contracts have predominately been limited to large institutional investors with the resources and experience to administer these positions. The cost of futures contracts can be significant due to the need to sell and reenter a position as it nears expiration.

Gold Mining Stocks

Prior to the introduction of exchange traded products, mutual funds presented the most viable option for individual investors or small institutions seeking to invest in gold because mutual funds provide convenient access to gold-linked investments at generally reasonable costs and low investment minimums. There are approximately 20 mutual funds encompassing over $29 billion in assets providing exposure to gold.* Investing in the equities of mining companies, however, provides imprecise exposure to gold given that mining companies may hedge their exposure to the price of gold. The five-year average correlation of precious metal mutual funds to the gold spot price is 0.75, while the five-year average correlation of precious metal mutual funds to the S&P 500 Index is 0.41** *Source: Morningstar, as of 4/30/2010 **Source: Morningstar, as of 3/31/2010

Source: , as of 5/31/10. The gold spot settlement price is determined from the input of member firms; the spot price for gold is determined daily by the five member firms of the London Fix. Despite the differing pricing processes and the New York/London time difference, the prices of gold as measured by the two pricing methods have had a correlation of .9866 for the three-year period ending May 31, 2010.

See details of the gold ETF from iShares »

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ETF in Focus

IAU iShares Gold Trust

See IAU Product Details

Exchange Traded Liquidity

IAU trades over 6.2 million shares per day on avg. (30-day avg. volume from Bloomberg, as of 2/28/2011)

Low Cost

Sponsor’s Fee0.25%

Exposure to Gold

The Trust holds fully allocated gold daily, and does not allow issuance of shares on unallocated amounts.

Minimum Investment

Shares 1

· See iShares IAU Product Details »

· iShares Gold Trust Prospectus (IAU)

Gold Kit for Financial Advisors

A selection of useful documents designed to help advisors discuss gold ETFs with clients and to assist in choosing the right gold ETF for their portfolios.

Access Gold Kit

Video

Gold Supply and Demand

Kayvan Malek discusses the factors that affect the supply and demand of )

Watch

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Audio

Investing in Gold with Kayvan Malek

(DEV) Learn from Kayvan Malek, managing director with BlackRock’s Global Strategies Group, why this “noble” metal continues to attract investor attention. iS-3416(6)

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Related Resources

· Insights into Investing in Gold : 12 pages

· iShares Gold Trust FAQ Brochure: 8 pages

· iShares Gold Trust Fact Sheet (IAU) Fact Sheet: 2 pages

· iShares Gold Trust Prospectus (IAU) Prospectus: 44 pages

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iShares ETFs

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o All iShares ETFs

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Understanding ETFs

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Portfolio Strategies

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o Blending Index and Active

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o Seeking Alpha

·

o Asset Class Solutions

o Large-Cap Equity

o Small-Cap Equity

o Developed International

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o Emerging Markets

o Alternatives

o Gold

Tools & Charts

·

o Portfolio Construction Tools

o Asset Class Illustrator

o Sector & Country Exposure

o Fixed Income Portfolio Builder

o Correlation Calculator

o Core/Satellite Portfolio Builder

o

o Desktop Widgets

o Index Leaders and Trailers

o iShares Fund Quick Finder

·

o Research & Performance Tools

o Fund Comparison

o Fund Screener

o Quotes & Charts

o Index Returns Chart

o Index Comparison Tool

o Tracking Error Chart

o Premium/Discount Chart

o Historical Returns Tool

o Performance Reports Tool

Advisor Resources

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o iShares Market Commentaries

o

o Practice Evolution

o Resources for Your Practice

o Resources to use with Clients

o

o Charitable Giving

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o Fund Fact Sheets

o Brochures and Newsletters

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o Continuing Education Credits

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o iShares ETF Data Download

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iShares Gold Trust (“Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents the Trust has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iShares.com or EDGAR on the SEC website at www.sec.gov. Alternatively, the Trust will arrange to send you the prospectus if you request it by calling toll-free 1-800-474-2737.

Investing involves risk, including possible loss of principal. The Trust is not an investment company registered under the Investment Company Act of 1940 or a commodity pool for purposes of the Commodity Exchange Act. Shares of the Trust are not subject to the same regulatory requirements as mutual funds. Because shares of the Trust are created to reflect the price of the gold held by the Trust, the market price of the shares will be as unpredictable as the price of gold has historically been. Additionally, shares of the Trust are bought and sold at market price (not NAV). Brokerage commissions will reduce returns.

Shares of the Trust are created to reflect, at any given time, the market price of gold owned by the trust at that time less the trust’s expenses and liabilities. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. If an investor sells the shares at a time when no active market for them exists, such lack of an active market will most likely adversely affect the price received for the shares. For a more complete discussion of the risk factors relative to the Trust, carefully read the prospectus.

Following an investment in shares of the Trust, several factors may have the effect of causing a decline in the prices of gold and a corresponding decline in the price of the shares. Among them: (i) Large sales by the official sector. A significant portion of the aggregate world gold holdings is owned by governments, central banks and related institutions. If one or more of these institutions decides to sell in amounts large enough to cause a decline in world gold prices, the price of the shares will be adversely affected. (ii) A significant increase in gold hedging activity by gold producers. Should there be an increase in the level of hedge activity of gold producing companies, it could cause a decline in world gold prices, adversely affecting the price of the shares. (iii) A significant change in the attitude of speculators and investors towards gold. Should the speculative community take a negative view towards gold, it could cause a decline in world gold prices, negatively impacting the price of the shares.

The amount of gold represented by shares of the Trust will decrease over the life of the trust due to sales necessary to pay the sponsor’s fee and trust expenses. Without increase in the price of gold sufficient to compensate for that decrease, the price of the shares will also decline, and investors will lose money on their investment. The Trust will have limited duration. The liquidation of the trust may occur at a time when the disposition of the trust’s gold will result in losses to investors.

Although market makers will generally take advantage of differences between the NAV and the trading price of Trust shares through arbitrage opportunities, there is no guarantee that they will do so. There is no guarantee an active trading market will develop for the shares, which may result in losses on your investment at the time of disposition of your shares. The value of the shares of the Trust will be adversely affected if gold owned by the trust is lost or damaged in circumstances in which the trust is not in a position to recover the corresponding loss. The Trust is a passive investment vehicle. This means that the value of your shares may be adversely affected by trust losses that, if the trust had been actively managed, might have been possible to avoid.

Shares of the iShares Gold Trust are not deposits or other obligations of or guaranteed by BlackRock, Inc., and its affiliates, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

BlackRock Asset Management International Inc. (“BAMII”) is the sponsor of the Trust. BlackRock Fund Distribution Company (“BFDC”), a subsidiary of BAMII, assists in the promotion of the Trust. BAMII is an affiliate of BlackRock, Inc.

Although shares of the iShares® Gold Trust may be bought or sold on the exchange through any brokerage account, shares of the Trust are not redeemable from the Trust except in large aggregated units called Baskets.

© 2000-2011 BlackRock Institutional Trust Company, N.A. All rights reserved. iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. All other trademarks, servicemarks or registered trademarks are the property of their respective owners.

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